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                                                                     EXHIBIT 5.1
                               November 13, 1997


Jones Intercable, Inc.
9697 E. Mineral Avenue
Englewood, CO  80112

     Re:  Jones Intercable, Inc.
          Registration Statement on Form S-3
          Relating to 3,217,273 Shares of Class A Common Stock

Ladies and Gentlemen:

     I have acted as counsel for Jones Intercable, Inc., a Colorado corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 3,217,273 shares of the Company's Class A Common Stock, $.01 par value per share (the "Shares"). The Shares are held by, or subject to options owned by, Glenn R. Jones, Jones International, Ltd., Jones Entertainment Group, Ltd., Jones Space Segment, Inc., Jones Global Group, Inc. and Jones Interdigital, Inc. A Registration Statement on Form S-3 (the "Registration Statement") with respect to the Shares will be filed under the Act with the Securities and Exchange Commission (the "Commission") on or about November 13, 1997.

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

     In connection with this opinion, I have examined and I am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinion set forth herein, including (i) the Registration Statement in the form to be filed by the Company with the Commission, (ii) the Articles of Incorporation and Bylaws of the Company, as in effect on the date hereof, and in the form to be filed by the Company with the Commission as Exhibits 3.1 and 3.2 to the
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Jones Intercable, Inc.
November 13, 1997
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Registration Statement, (iii) the specimen stock certificate with respect to the
Company's Class A Common Stock in the form to be filed by the Company with the Commission as Exhibit 4.1 to the Registration Statement, and (iv) resolutions of the Board of Directors of the Company relating to the filing of the Registration Statement and related matters. In my examination, I have relied upon certificates, statements and representations of the Company and others.

     Based upon and subject to the foregoing, I am of the opinion that the Shares are, or will be when issued pursuant to the exercise of options, duly and validly authorized and issued shares of Class A Common Stock, $.01 par value per share, of the Company, fully paid and non-assessable.

     I hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. I also consent to the reference to me under the heading "Legal Matters" in the prospectus included in the Registration Statement.


                                            Very truly yours,

                                            /s/ Elizabeth Steele
                                            ------------------------------
                                            Elizabeth M. Steele
                                            Vice President/General Counsel
                                            and Secretary